As filed with the Securities and Exchange Commission on April 24, 2006.

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 24, 2006 (April 18, 2006)

MEDAREX, INC.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

707 State Road, Princeton, N.J. 08540-1437

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (609) 430-2880

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

MEDAREX, INC.

TABLE OF CONTENTS

FOR

CURRENT REPORT ON FORM 8-K

Item 5.05	Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

Signature

Item 5.05               Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics

On April 18, 2006, the Compensation and Organization Committee of the Board of Directors of Medarex, Inc. (“Medarex”) approved a one-time waiver of certain provisions of Medarex’s insider trading policy included in its Standards of Integrity. This one-time waiver related to the exercise for cash of options to purchase 40,000 shares of Medarex’s common stock by Donald L. Drakeman, Medarex’s President and Chief Executive Officer. The options were originally granted on April 24, 1996 and were scheduled to expire by their terms on April 23, 2006. The waiver related to certain provisions of Medarex’s insider trading policy which provide that certain “Designated Employees,” including Dr. Drakeman, may not engage in transactions involving Medarex’s securities during certain specified blackout periods. Based on advice of independent outside counsel and a review of the facts and circumstances, including the fact that (i) the options were going to expire during a specified blackout period, (ii) Dr. Drakeman was prohibited from exercising the  options during the weeks leading up to the blackout period due to Medarex’s recently completed public offering as well as the then pending receipt of a special protocol assessment agreement with the Food and Drug Administration in connection with ipilimumab clinical trials, (iii) confirmation that Dr. Drakeman was not currently privy to any material non-public information about Medarex, and (iv) upon exercise of the options,  Dr. Drakeman would be acquiring the shares of common stock subject to the options from Medarex  for cash at a fixed price established in 1996, and, therefore, there would be no transaction in Medarex’s securities in the open market,  the Compensation and Organization Committee believed that the waiver was appropriate in this limited case.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDAREX, INC.
Registrant

Date: April 24, 2006	By:	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer